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Suite 800                                                              Suite 500
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Arlington, VA  22201                                           Jackson, MS 39201



                TELECORP PCS POSTS STRONG FOURTH QUARTER RESULTS
                        145,231 SunCom Subscribers Added;
             New Operational Structure and Management Team Announced



ARLINGTON, VIRGINIA - JANUARY 5, 2001 - TeleCorp PCS, Inc. (NASDAQ NM: TLCP), AT&T Wireless' largest affiliate, today announced strong fourth quarter net customer additions of 145,231. TeleCorp PCS is the new holding company created by the merger of TeleCorp Wireless, Inc. (previously TeleCorp PCS, Inc.) and Tritel, Inc., which was completed on November 13, 2000. TeleCorp Wireless and Tritel added 95,656 and 49,575 net subscribers for the quarter, respectively, resulting in total net adds of 145,231.

Of the 145,231 net adds, 92% were post-pay subscribers and 8% were pre-pay subscribers. TeleCorp Wireless reported a net adds mix of 90% post-pay and 10% pre-pay, while Tritel's mix was 94% post-pay and 6% pre-pay. The combined fourth quarter churn rate was approximately 3%, with post-pay churn of approximately 2%. Total churn for the quarter was approximately 3.3% for TeleCorp Wireless and 2.2% for Tritel.

TeleCorp PCS's December 31, 2000 subscriber total is 666,425, reflecting quarterly net adds of 145,231 less 40,350 subscribers sold in connection with the AT&T exchange transaction completed on November 13, 2000. The 666,425 subscribers do not include potential subscribers acquired in connection with Tritel's acquisition of ALLTEL's Birmingham, Alabama system, described below. Tritel anticipates that it will take a pre-merger one-time charge reducing outcollect roaming revenue. TeleCorp PCS anticipates a reduction of about $4 million in Tritel's fourth quarter roaming revenue guidance, reflective of the one time charge.

"We had a strong holiday season, which demonstrates the demand for wireless in the marketplace, and in particular consumers' preference for SunCom. We posted a robust combined subscriber number, bringing our total number of SunCom subscribers at the end of 2000 to 666,425. We are well positioned to start fully leveraging the benefits of our recently completed merger in 2001," said Gerald
T. Vento, chief executive officer of TeleCorp PCS.

TeleCorp PCS is currently offering the SunCom service in 71 markets in 14 states and the Commonwealth of Puerto Rico. Its network includes a combined 2,655 cell sites. The TeleCorp PCS network covers 13.8 million Pops representing 98% of the licensed Pops in the Tritel region, and 14.4 million Pops representing 68% of the licensed Pops in the TeleCorp Wireless region, including the newly acquired Pops in Wisconsin and Iowa.

MANAGEMENT TEAM AND ORGANIZATIONAL RESTRUCTURING

To streamline its operations and maximize efficiencies created as a result of the merger, TeleCorp has restructured its operations. A new management team has been established to run the operations of the combined company.

Mr. Gerald T. Vento serves as chief executive officer. Mr. William M. Mounger, II serves as chairman. Mr. Thomas H. Sullivan serves as chief financial officer and oversees the areas of finance, treasury, legal and real estate. Ms. Julie A. Dobson serves as chief operating officer and oversees sales and marketing, field operations, engineering and operations and human resources. Mr. E.B. Martin serves as chief information officer and manages customer care, information technology and billing. Mr. William S. Arnett, former president and chief operating officer of Tritel, has left the company to pursue other opportunities.

TeleCorp PCS will be aligning Tritel's operational structure with TeleCorp Wireless', creating revised geographical regions. Tritel's regions will be reduced from eleven to four, with TeleCorp Wireless continuing to have six regions. TeleCorp PCS's regional general managers will be responsible for the profitability of each of their regions.

"The reorganization is a result of our merger, and with it we gain significant efficiencies. Our general managers are entrusted with fiscal responsibility and empowered to make the decisions that affect their respective markets," added Vento. "Our new structure will allow us to better serve our SunCom customers and better equip our employees and managers to successfully execute their responsibilities."

All regional general managers will report directly to Ms. Dobson. In addition, Mr. Jeff Tennery has been hired as the new vice president for sales and marketing for the company reporting to Ms. Dobson. Mr. Tennery, a ten-year veteran of the wireless industry, was previously vice president of sales at Verizon Wireless.

TeleCorp PCS's headquarters will remain in Arlington, VA, with a regional headquarters located in Jackson, MS. At year-end, TeleCorp PCS Inc. had over 2,500 employees. In addition, it had 169 SunCom stores in operation, 89 in TeleCorp Wireless and 80 in Tritel.

ADDITIONAL TRANSACTIONS

On December 29, 2000, Tritel purchased 10 MHz D-Block licenses covering 1.5 million Pops and related equipment and subscribers from ALLTEL in its existing markets of Birmingham and Tuscaloosa, Alabama. Tritel will combine this spectrum with the 15 MHz of C-Block licenses already owned for these markets. The aggregate purchase price was $67 million.

ABOUT TELECORP PCS, INC.

TeleCorp is AT&T Wireless' largest affiliate with licenses covering approximately 35 million people from the Great Lakes to the Gulf of Mexico. The company provides its SunCom digital wireless services in selected markets in fourteen states and the Commonwealth of Puerto Rico, encompassing 16 of the top 100 markets. TeleCorp is headquartered in Arlington, Virginia and employs more than 2,500 people. More information about the company can be found on the web at www.telecorppcs.com and more information about the SunCom service can be found at www.suncom1.com.

Except for historical information, the matters discussed in this news release that may be considered forward-looking statements could be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. These include uncertainties in the market, competition, legal and other risks detailed in TeleCorp PCS, Inc.'s registration statement filed with the SEC on Form S-1, as amended or supplemented (file no. 333-81313). TeleCorp PCS, Inc. assumes no obligation to update information in this release.


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